Exhibit 99.1

Contact: Bloomia Holdings, Inc. Biz McShane, CFO (763) 392-6200

FOR IMMEDIATE RELEASE

BLOOMIA HOLDINGS, INC. ANNOUNCES MARCH 31, 2026 FINANCIAL RESULTS

MINNEAPOLIS, MN – May 13, 2026 – Bloomia Holdings, Inc. (Nasdaq: TULP) (“Bloomia Holdings” or the “Company”) today announced its financial results for the third fiscal quarter ended March 31, 2026.

Overview

Three Months Ended March 31, 2026

●	Net revenue was $14.4 million compared to $12.4 million in the three months ended March 31, 2025.
●	Gross profit was $2.9 million, or 19.8% of sales, compared to $3.9 million, or 31.3% of sales, in the three months ended March 31, 2025.
●	Operating loss of $0.02 million compared to operating income of $1.4 million in the three months ended March 31, 2025.
●	Net loss from continuing operations was $0.8 million compared to income of $0.6 million in the three months ended March 31, 2025.
●	Net loss attributable to Bloomia Holdings was $0.8 million, or a loss of $0.43 per diluted share, compared to net income of $0.4 million, or $0.25 per diluted share, in the three months ended March 31, 2025.
●	EBITDA was $0.9 million compared to $2.6 million in the three months ended March 31, 2025.

Nine Months Ended March 31, 2026

●	Net revenue was $26.3 million compared to $25.3 million in the nine months ended March 31, 2025.
●	Gross profit was $3.3 million, or 12.5% of sales, compared to $4.7 million, or 18.8% of sales, in the nine months ended March 31, 2025.
●	Operating loss of $5.4 million compared to an operating loss of $3.8 million in the nine months ended March 31, 2025.
●	Net loss from continuing operations was $6.8 million compared to a loss of $4.2 million in the nine months ended March 31, 2025.
●	Net loss attributable to Bloomia Holdings was $5.9 million, or a loss of $3.33 per diluted share, compared to net loss of $3.6 million, or a loss of $2.04 per diluted share, in the nine months ended March 31, 2025.
●	EBITDA was a loss of $2.9 million compared to a loss of $0.7 million in the nine months ended March 31, 2025.
●	Cash used in operations was $11.1 million compared to $7.3 million in the nine months ended March 31, 2025.

Bloomia Holding’s Chairman and Co-Chief Executive Officer, Mark Jundt, commented, “Revenue growth in this quarter demonstrates the strength of both our market position and customer relationships. Our increased stem availability positions us well for a strong fourth quarter in which demand historically is higher than stem availability. As we’ve highlighted in the past, this year we’ve been challenged by rising raw material costs, tariffs, and a strengthening Euro versus the US Dollar. As these external factors appear to be resolving in our favor, we are pleased that we invested in maintaining market share, which now has us looking forward to a more profitable fiscal year 2027.” Co-Chief Executive Officer Dan Philp added, “It was a very busy and exciting quarter for Bloomia. We closed a successful rights offering, and paid down high interest debt at a 50% discount which significantly de-levered the Company and positions the Company well for future growth. The team is excited for what’s to come.”

Q3 Fiscal Year 2026 Results

Net Revenue

Net revenue was $14.4 million in the three months ended March 31, 2026, compared to $12.4 million in the three months ended March 31, 2025. The increase is primarily due to higher prices in the current fiscal year. Stems sold were approximately 3% less than prior year due to lower Valentine’s Day sales, partially offset by the shift of Easter sales from April in the prior fiscal year to March of the current fiscal year.

Net revenue was $26.3 million in the nine months ended March 31, 2026, compared to $25.3 million in the nine months ended March 31, 2025. The increase is due to higher prices in the current fiscal year. Stems sold were approximately 10% less than prior year due to a lower Valentine’s Day sales and the Company strategically growing more tulips earlier in calendar year 2025 to meet higher demand near Mother’s Day 2025, resulting in fewer stems to sell this fiscal year. Additionally, the Company purchased fewer Dutch bulbs in 2024, so there were less stems to grow in July and August 2025. Stem sales benefited from the shift of Easter sales from April in the prior fiscal year to March of the current fiscal year.

Gross profit

Gross profit in the three months ended March 31, 2026 was $2.9 million, or 19.8% of sales, compared to gross profit of $3.9 million, or 31.3% of sales, in the three months ended March 31, 2025. The decrease is primarily due to lower stems sales in the current fiscal year of approximately 3%. The Company raised prices in the current fiscal year to partially offset the increases in bulb costs and tariffs. This decline was partially offset by a $150,000 grant received in the period.

Gross profit in the nine months ended March 31, 2026 was $3.3 million, or 12.5% of sales, compared to gross profit of $4.7 million, or 18.8% of sales, in the nine months ended March 31, 2025. The Company sold approximately 10% less stems in the current fiscal year resulting in a decrease in margin. This decline was partially offset by a $450,000 grant received in the period.

Operating (loss) profit

The Company had an operating loss of $0.02 million in the three months ended March 31, 2026, compared to operating profit of $1.4 million in the three months ended March 31, 2025. The decrease is primarily due to the decrease in gross profit.

The Company had operating loss of $5.4 million in the nine months ended March 31, 2026, compared to operating loss of $3.8 million in the nine months ended March 31, 2025. The decrease is primarily due to the decrease in gross profit.

Net (loss) income from continuing operations

Net loss from continuing operations was $0.8 million in the three months ended March 31, 2026, compared to income of $0.6 million in the three months ended March 31, 2025. The decrease is primarily due to lower operating profit and a lower foreign currency transaction gain, partially offset by a higher income tax benefit.

Net loss from continuing operations was $6.8 million in the nine months ended March 31, 2026, compared to a loss of $4.2 million in the nine months ended March 31, 2025. The increase in the loss is primarily due to an increased operating loss, a foreign currency transaction loss, and higher interest expense in the period.

Net (loss) income attributable to Bloomia Holdings

Net loss attributable to Bloomia Holdings for the three months ended March 31, 2026 was $0.8 million, or $0.43 per diluted share, compared to net income attributable to Bloomia Holdings of $0.4 million, or $0.25 per diluted share, in the three months ended March 31, 2025. The decrease is due to the net loss from continuing operations.

Net loss attributable to Bloomia Holdings for the nine months ended March 31, 2026 was $5.9 million, or $3.33 per diluted share, compared to net loss attributable to Bloomia Holdings of $3.6 million, or $2.04 per diluted share, in the nine months ended March 31, 2025. The increase in the loss is due to the increase in the loss from continuing operations.

EBITDA

In the three months ended March 31, 2026, EBITDA was $0.9 million, compared to EBITDA of $2.6 million in the three months ended March 31, 2025. The reduction in EBITDA is due to lower operating profit as a result of lower stem sales in the period and higher costs.

In the nine months ended March 31, 2026, EBITDA was a loss of $2.9 million, compared to a loss of $0.7 million in the nine months ended March 31, 2025. The decrease in EBITDA is due to lower sales which resulted in lower margin and higher exchange rate losses, partially offset by the grant received.

Balance Sheet

As of March 31, 2026, cash and cash equivalents totaled $0.9 million, compared to $0.9 million as of June 30, 2025. Working capital (current assets less current liabilities) was $4.8 million at March 31, 2026, compared to $1.1 million at June 30, 2025. The increase is due to higher receivables due to Easter sales. Working capital historically peaks in December and gradually reaches the trough around June 30 due to the seasonality of the business. Debt, including a $7.1 million note payable to a related party, was $47.5 million as of March 31, 2026, compared to $34.1 million at June 30, 2025. The increase is a result of the Company drawing on its revolving line of credit and borrowing funds to fund tulip bulb purchases.

Rights Offering

The Company recently conducted a rights offering that commenced in February 2026 and expired on April 1, 2026. Pursuant to the rights offering, the Company distributed non-transferable subscription rights to stockholders of record as of February 16, 2026. Each eligible stockholder was entitled to subscribe for additional shares of the Company’s common stock in proportion to their existing ownership, with the opportunity to participate in an over-subscription privilege, subject to availability and proration. The Company received gross proceeds from the rights offering of $12,100,000, of which approximately $5,000,000 was cash and $7,100,000 was conversion of outstanding debt. The rights offering resulted in an aggregate of approximately 3,000,000 shares of the Company’s common stock being issued to participants in the rights offering at a price of $4.05 per share. The Company used the net cash proceeds from the rights offering primarily towards a $4,900,000 long-term debt payment that resulted in debt forgiveness of approximately $10,000,000.

About Bloomia Holdings, Inc.

On January 28, 2026, the Company changed its name to Bloomia Holdings, Inc. by filing an amendment to its Certificate of Incorporation with the Secretary of State of the State of Delaware. As a result of the name change, effective February 2, 2026, the Company’s common stock, par value $0.01 per share, ceased trading on the Nasdaq Capital Market under the name Lendway, Inc. and under the ticker symbol “LDWY” and began trading on the Nasdaq Capital Market under the name Bloomia Holdings, Inc. and under new ticker symbol “TULP”. The CUSIP of the Common Stock did not change in connection with the name change or the ticker symbol change.

Bloomia Holdings, Inc (Nasdaq: TULP) is a specialty ag company focused on making and managing its ag investments in the U.S. and internationally. The Company is the majority owner of Bloomia, one of the largest producers of fresh-cut tulips in the United States. For additional information, contact (800) 874-4648 or visit our website at www.bloomiaholding co.com. Investor inquiries can be submitted to info@bloomiaholdingco.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release that are not statements of historical or current facts are considered “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance of the Company to be materially different from the results or performance expressed or implied by such forward-looking statements. The words “anticipate,” “believe,” “could,” “estimate,”  “expect,” “future,” “groundwork,” “intend,” “likely,” “may,” “plan,” “project,” “set ourselves up,” “will” and similar expressions identify forward-looking statements. Forward-looking statements include statements expressing the intent, belief or current expectations of the Company and members of our management team regarding, for instance: (i) our belief that our cash balance, cash generated by operations and borrowings available under our Credit Agreement, will provide adequate liquidity and capital resources for at least the next twelve months and (ii) regarding the potential for growth and other opportunities for our business. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. These statements are subject to the risks and uncertainties that could cause actual results to differ materially and adversely from the forward-looking statements. These forward-looking statements are based on current information, which we have assessed and which by its nature is dynamic and subject to rapid and even abrupt changes.

Factors that could cause our estimates and assumptions as to future performance, and our actual results, to differ materially include the following: (1) our ability to compete, (2) concentration of revenue among a small number of customers, (3) dependency on Dutch tulip bulbs, (4) changes in interest rates, (5) ability to comply with the requirements of the Credit Agreement and operate within its restrictions, (6) economic and market conditions that may restrict or delay appropriate or desirable opportunities, (7) our ability to develop and maintain necessary processes and controls relating to our businesses, (8) reliance on one or a small number of employees, (9) our ability to generate enough cash or secure enough capital to execute our business plans, (10) our ability to obtain seasonal workers, (11) other economic, international, business, market, financial, competitive and/or regulatory factors affecting the Company’s businesses generally, (12) exchange rate fluctuations, (13) tariffs, and (14) the availability of additional capital on desirable terms, if at all. Forward-looking statements involve known and unknown risks, uncertainties and other factors, including those set forth in our Transition Report on Form 10-KT for the six months ended June 30, 2025 and additional risks, identified in our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K filed with the SEC. Such forward-looking statements should be read in conjunction with the Company's filings with the SEC. The Company assumes no responsibility to update the forward-looking statements contained in this press release or the reasons why actual results would differ from those anticipated in any such forward-looking statement, other than as required by law.

Bloomia Holdings, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME (Unaudited)

(Values are rounded to the nearest thousand dollars and thousand shares)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2026	2025	2026	2025
Revenue, net	$14,436,000	$12,443,000	$26,328,000	$25,263,000
Cost of goods sold	11,575,000	8,554,000	23,043,000	20,516,000
Gross profit	2,861,000	3,889,000	3,285,000	4,747,000
Sales, general and administrative expenses	2,881,000	2,457,000	8,637,000	8,553,000
Operating (loss) profit	(20,000)	1,432,000	(5,352,000)	(3,806,000)
Foreign currency transaction (gain) loss, net	(15,000)	(335,000)	191,000	(699,000)
Interest expense, net	1,134,000	970,000	3,043,000	2,750,000
Other expense (income), net	19,000	24,000	(17,000)	(32,000)
(Loss) income from continuing operations before income taxes	(1,158,000)	773,000	(8,569,000)	(5,825,000)
Income tax (benefit) expense	(405,000)	156,000	(1,787,000)	(1,625,000)
Net (loss) income from continuing operations	(753,000)	617,000	(6,782,000)	(4,200,000)
Income from discontinued operations, net of tax	—	10,000	—	98,000
Net (loss) income including noncontrolling interest	(753,000)	627,000	(6,782,000)	(4,102,000)
Less: Net income (loss) attributable to noncontrolling interest	12,000	178,000	(887,000)	(486,000)
Net (loss) income attributable to Bloomia Holdings, Inc.	(765,000)	449,000	(5,895,000)	(3,616,000)
Other comprehensive (loss) income (foreign currency translation)	(370,000)	22,000	(282,000)	(35,000)
Less: Comprehensive (loss) income attributable to noncontrolling interest	(69,000)	4,000	(53,000)	(7,000)
Comprehensive (loss) income attributable to Bloomia Holdings, Inc.	$(1,066,000)	$467,000	$(6,124,000)	$(3,644,000)

Net (loss) income per basic and diluted share attributable to Bloomia Holdings, Inc.:
Continuing operations	$(0.43)	$0.25	$(3.33)	$(2.10)
Discontinued operations	—	0.01	—	0.06
Basic and diluted earnings per share	$(0.43)	$0.25	$(3.33)	$(2.04)

Weighted average shares used in calculation of net (loss) income per share:
Basic and diluted	1,773,000	1,770,000	1,771,000	1,770,000

SELECTED BALANCE SHEET DATA

	March 31, 2026	June 30, 2025
Cash and cash equivalents	$889,000	$906,000
Working capital (1)	4,796,000	1,089,000
Total assets	103,344,000	97,924,000
Total debt	47,479,000	34,083,000
Total liabilities	95,523,000	83,087,000
Stockholders’ equity	7,821,000	14,837,000

(1)	Working capital represents current assets less current liabilities.

Non-GAAP Reconciliations

This press release includes EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. Non-GAAP financial measures, which are not calculated or presented in accordance with U.S. generally accepted accounting principles (“GAAP”), have been provided as information supplemental and in addition to the financial measures presented in accordance with GAAP. Such non-GAAP financial measures are not substitutes for, or as an alternative to, and should be considered in conjunction with, the respective GAAP financial measures. The non-GAAP financial measures presented may differ from similarly named measures used by other companies.

Included below are reconciliations of EBITDA and adjusted EBITDA to net (loss) income from continuing operations, the most directly comparable GAAP measure. EBITDA does not reflect our cash expenditures, the cash requirements for the replacement of depreciated and amortized assets, or changes in cash requirements for our working capital needs. We believe EBITDA and Adjusted EBITDA provide meaningful supplemental information about our operating performance as these measures exclude amounts from income from discontinued operations that we do not consider part of our core operating results when assessing our performance.

The following table reconciles net (loss) income from continuing operations to EBITDA and Adjusted EBITDA for the three and nine months ended March 31, 2026 and 2025:

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2026	2025	2026	2025
Net (loss) income from continuing operations	$(753,000)	$617,000	$(6,782,000)	$(4,200,000)
Interest expense, net	1,134,000	970,000	3,043,000	2,750,000
Income tax (benefit) expense	(405,000)	156,000	(1,787,000)	(1,625,000)
Depreciation and amortization	933,000	835,000	2,668,000	2,368,000
EBITDA	909,000	2,578,000	(2,858,000)	(707,000)
Acquisition and integration-related related costs	—	24,000	—	24,000
Severance	—	39,000	—	39,000
Adjusted EBITDA	$909,000	$2,641,000	$(2,858,000)	$(644,000)

We believe these non-GAAP financial measures are useful to permit investors to compare results with prior periods. Management uses EBITDA and Adjusted EBITDA (a) to evaluate our historical and prospective financial performance and trends as well as our performance relative to competitors and peers; (b) to measure operational profitability consistently; (c) in presentations to the members of our Board of Directors; and (d) to evaluate compliance with covenants and restricted activities under the terms of our Credit Agreement.